EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269

(973) 942-1111 Fax (973) 942-9816

www.greatercommunity.com

FOR IMMEDIATE RELEASE

Greater Community Bancorp (GFLS)

Declares Cash Dividend

TOTOWA, NJ – December 21, 2005 – At its regular meeting held on December 20, 2005, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) declared a quarterly cash dividend of $0.13 per share on the Company’s common stock, payable January 31, 2006 to shareholders of record on January 13, 2006.

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. The banking subsidiaries provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary. The Company’s banking subsidiary, Greater Community Bank, owns an equipment leasing and financing subsidiary, Highland Capital Corp. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value).

CONTACT at Greater Community Bancorp:

Anthony M. Bruno, Jr.

973-942-1111 x 1001

anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp